Exhibit 99.2
TIER TECHNOLOGIES
Moderator: Ronald Rossetti

TIER TECHNOLOGIES

Moderator: Ronald Rossetti
Monday, February 9, 2009
5:00 pm EST

Operator:	Good afternoon. At this time, I would like to welcome everyone to the Tier Technologies’ First Quarter Earnings Conference call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

Thank you.

Ms. Bowman, you may begin your conference.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Liz Bowman:
Good afternoon.  My name is Liz Bowman, Director of SEC Reporting for Tier Technologies.  At this time, I would like to welcome everyone to the Tier Technologies’ earnings conference call for the quarter ended December 31, 2008.

After the market closed today, we issued a press release announcing Tier's financial results for the first quarter ended December 31, 2008.  In addition, we issued a copy of the text of today’s call (not including the Q&A) and accompanying presentation which includes charts that will be referenced during this call.  A copy of these materials can be found in the Investor Relations section of our web site, www.tier.com.

We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our CFO, Ron Johnston, at 571-382-1333 or you may email Ron at rjohnston@tier.com.

With me on the call are Ron Rossetti, Chairman and Chief Executive Officer, and Ron Johnston, Chief Financial Officer.  Also in attendance are Nina Vellayan, Chief Operating Officer; and Keith Kendrick, SVP, Strategic Marketing.

A taped replay of this call will be available on the Company's web site beginning Wednesday, February 11 at Noon, Eastern

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Time until Monday, February 23, 2009 at 11:59 PM Eastern Time.  Alternatively, you can hear a replay by dialing 800-642-1687 and entering the conference ID number 84188515.

I want to remind you that various remarks that we make about the Company's future expectations, plans, and prospects constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

The forward-looking statements discussed on this call represent management's current expectations about the Company's future financial performance based on the information available to us today.

This information may change and our actual results may differ materially from these forward-looking statements. We undertake no obligation to update any such forward-looking statements.

There are numerous risks and uncertainties that affect our business and may affect these statements, including but not limited to; failure to achieve anticipated gross margin levels due to unanticipated costs incurred in transaction-based projects; increasing competition; timing; the Company's ability to realize revenues from its business development opportunities; changes

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Moderator: Ronald Rossetti

in laws and government regulatory compliance requirements; ability to attract and retain qualified personnel; and other risk factors that are set forth in our SEC filings.

IMPORTANT INFORMATION

Tier Technologies, Inc. plans to file with the SEC and furnish to its shareholders a Definitive Proxy Statement in connection with its 2009 Annual Meeting, and advises its security holders to read the Proxy Statement relating to the 2009 Annual Meeting when it becomes available, because it will contain important information.  Security holders may obtain a free copy of the Proxy Statement and other documents (when available) that Tier files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Tier by directing a request to Tier Technologies, Inc., Attn: Corporate Secretary, Keith Omsberg, 10780 Parkridge Blvd., 4th Floor, Reston, VA  20191.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Tier, its directors and named executive officers may be deemed to be participants in the solicitation of Tier’s security holders in connection with its 2009 Annual Meeting.  Security holders may obtain information regarding the names, affiliations and interests of such individuals in Tier’s Annual Report on Form 10-K for the year ended September 30, 2008, as amended on January 28, 2009, and its Revised Preliminary Proxy Statement

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

filed January 29, 2009, each of which is on file with the SEC, as well as its upcoming Definitive Proxy Statement for the 2009 Annual Meeting (when available).  To the extent there have been changes in Tier’s directors and executive officers, such changes have been or will be reported on Current Reports on Form 8-K filed with the SEC.  To the extent holdings of Tier securities have changed since the amounts printed in the Revised Preliminary Proxy Statement filed January 29, 2009, such changes have been or will be reflected on Statements of Change in Beneficial Ownership on Form 4 or Form 5 filed with the SEC.

Now I would like to turn the call over to Ron Rossetti.

Ronald Rossetti:
Thank you, Liz, and good afternoon.  We are pleased to be here with you to discuss our first quarter results and the Company's future direction. Let me outline the agenda for the call today.  First, I will recap the accomplishments of our substantially completed restructuring.  Then I will update you on our value proposition within the Electronic Payments Processing industry, our Company’s opportunity, and the initiatives that we are taking to increase the value of the Company for all stockholders.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Next, Ron Johnston will cover our financial results for the quarter.  After Ron's comments, I will make some concluding remarks.  Following that, we will be happy to answer as many of your questions as we can.

As you know, shortly after I became CEO, we began a strategic review of Tier Technologies.  This initiative led to the decision to focus on our Electronic Payments Processing, or EPP business, and restructure our other operations.  In November of last year we completed the sale of our Financial Management Systems group.  I am pleased to announce the execution of a formal asset purchase agreement for the sale of our Unemployment Insurance (UI) business. The completion of this transaction will mean that we have sold all of the 7 units we had placed in the held-for-sale classification during late Fiscal Year 2007.  We now have one pension contract that we will see to completion and the wind-down of our VSA unit. You can see a summary of the restructuring on Chart 5.

With these sales, from September 30, 2006 through the completion of the sale of our UI business in February, 2009, total headcount will have been reduced from 958 to 244.  We expect to reduce our headcount to 210 by the end of the second quarter of Fiscal Year 2009.  This includes the additional associates added due to the ChoicePay acquisition

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Moderator: Ronald Rossetti

which amounted to 77 prior to the acquisition date.  I will address ChoicePay in more detail in a moment.

With the divestitures fundamentally behind us, we are able to focus all of our resources on electronic payments.

In January, we made two significant announcements.  First, we announced a share buy-back of up to $15 million.  Ron Johnston will speak about the share buy-back later in this call.

Second, to demonstrate our commitment to our EPP business, we acquired substantially all of the assets of ChoicePay, a Tulsa, OK company on January 27, 2009.  The ChoicePay acquisition was strategic for us.  ChoicePay delivers secure, convenient and innovative electronic payment solutions through proprietary, advanced technology with the mission of streamlining high-volume bill payment processes.

With their technology, billers can accept customer payments by electronic check, credit card or cash using state of the art Internet, Interactive Voice Response (IVR), call center, kiosk, and agent payment platforms.

At present, ChoicePay has more than 50 clients.  We expect the transaction to be immediately accretive.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

We think ChoicePay is a great opportunity for us.  At the strategic level, their technology and product roadmap are as close to a perfect fit as I think we could find.  There are three major reasons that the management and Board pursued this opportunity:

1.
The ChoicePay technology provides us with a modern platform architecture that will allow us to consolidate to a single platform far more rapidly than consolidating our existing platforms. This saves us both time and money.

2.
The products they have integrated into their platform are fully consistent with our product roadmap.   The ability to bring these products and features to our more than 3,500 clients will be greatly accelerated and at a lower cost.  In today’s economic environment, time to market matters more than ever.

3.
Their major accounts are heavily concentrated in the utilities market, which we refer to as a “vertical.”  In fact, they have 10 of the top 100 utility companies with a very competitive product offering.  When you combine their utility clients with our existing clients, we have a strong and growing vertical.  This vertical is a significant part of our strategic plan and the ChoicePay clients accelerate our goal of a multi-vertical strategy.

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Moderator: Ronald Rossetti

A brief summary of ChoicePay appears in Charts 6 and 7.  A summary of our revenue and transaction growth with ChoicePay appears in Chart 8.

In these difficult economic times, many companies are forced to delay pursuing their long-term plans due to capital constraints.  As this acquisition demonstrates, we are committed to pursuing opportunities to invest in the company and our long-term, stated strategic plan.  This does not mean that we are implementing an acquisition strategy, but it does mean that we will continue to watch for opportunistic tuck-in acquisitions that could enhance our product offerings or extend our client base.

With the restructuring substantially complete and our acquisition of ChoicePay closed, our target remains to operate the total company – including general and administrative expenses, sales and marketing expenses, all public company expenses, and wind down expenses – on an EBITDA positive basis for Fiscal Year 2009.  As I stated in December, we anticipate that the total company can be EBITDA positive in Fiscal Year 2009 if EPP revenue grows in the mid-single digit range during Fiscal Year 2009.  At this time, that still appears to be an achievable goal.  I would be a lot more comfortable about our ability to achieve this if I could project the revenue from our Federal and State Income tax verticals, but our revenue depends in part on the dollar amount of Federal and State

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Moderator: Ronald Rossetti

Income tax “balance due” amounts, and everyone on this call recognizes the extraordinary economic situation the country faces.

As you review our Form 10-Q for the first quarter, you will see that we are now reporting our results as Continuing and Discontinued Operations reflecting the fact that our restructuring is substantially completed and that Tier is now a single company focused exclusively on providing electronic payments services to the biller direct market.  As a result, operating expenses that were formally separated between continuing and corporate overhead expenses are now combined and presented as selling and marketing, and general and administrative expenses within the Consolidated Statements of Operations.

The reason for this change is as we have completed the restructuring, we have combined a number of functions into single units that were previously duplicated across the enterprise.  Let me provide several examples.  We now operate a single back room instead of one in Auburn, AL and one in San Ramon, CA.  We have consolidated multiple accounting operations into Reston, VA.  We have transferred our separate settlement functions from San Ramon and Auburn to our headquarters in Reston.  All of our IT, which was in three separate divisions, has been combined into one.  This

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

consolidation process has reaped significant cost reductions and these cost savings will continue as we integrate ChoicePay and other Tier functional areas.

The results of our cost savings actions across all operating company departments in SG&A are projected to generate in excess of $4.0 million in total savings in Fiscal Year 2009 versus those incurred in Fiscal Year 2008.  These reductions began in the first quarter and will accelerate in the last two quarters of the year.  For example, the total savings for SG&A for the first quarter of Fiscal Year 2009 was $771 thousand, or 9.0% as compared with the prior year quarter.  We expect SG&A in the fourth quarter to be about $7.0 million which would represent a savings of more than $2.5 million, or 26% as compared with prior quarters last year.

Although we are not giving guidance for Fiscal Year 2010, the full impact of the cost reductions will be in place at the beginning of Fiscal Year 2010 and therefore, our actual SG&A in Fiscal Year 2010 will be below that of Fiscal Year 2009.  These costs do not recognize any costs due to the ChoicePay acquisition.  As stated earlier, the ChoicePay transaction is immediately accretive.  In addition we feel very comfortable that consolidateding into one platform, which should be completed during Fiscal Year 2010, and developing state of the art

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

operating and customer care tools, will create significant efficiencies and future additional cost improvements.

Before I provide an update on the EPP business, I am sure that many of you probably want to know where we stand with the IRS contract.  As you know, in October we received a new request for proposal, or RFP, from the IRS.  We filed a formal response to the RFP on December 1, 2008, and we are now awaiting an award announcement.  The new RFP covers the period commencing with the processing of 2009 taxes payable in 2010.  The RFP envisions up to four (4) one-year renewal periods through December 31, 2014.  We do not expect a decision from the IRS before late-March or early-April.

Since processing our first payment transaction in 1994 for Santa Clara County, CA, Tier Technologies has grown our payments business to become the leading provider of electronic tax payments solutions for government entities across the nation.
•	We are the only electronic payments service provider to support the Internal Revenue Service continuously since 1999 when we were selected by the IRS to pilot electronic payments for federal taxes.

•	We process personal income tax payments for 25 states and the District of Columbia. In 22 of the states, we are

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

the exclusive provider of electronic payments.  In addition, 4 states do not allow card payments and another 9 do not levy personal income taxes.  The states we serve and the District of Columbia give us coverage of approximately 75% of the personal state income taxes paid nationally.

•	We support more than 6,000 different tax, user fees, license, and court payments types for more than 3,000 municipalities nationwide.

We process electronic payments for entities other than governments: we have expanded our franchise to include more than 350 universities and 450 utilities.

This unique combination of vertical markets including:  Federal, State, and local entities, plus utilities and universities form what we believe is a sustainable and unrivaled competitive advantage for your company.  A map of our client base appears in Chart 9.

We continue to expand our biller direct services beyond government clients and we are continuing to reduce our exposure to any single client.  For example, when I arrived in Fiscal Year 2006, approximately 40.0% of total EPP revenue came from processing IRS transactions.  In Fiscal Year 2009, we expect that will be well below 30%.  This change will

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

continue as we show growth in our new verticals.  As an example, we signed 20 colleges and universities in the First Quarter of Fiscal Year 2009 as compared with 56 for all of Fiscal Year 2008.  In the most recent quarter, we welcomed Marquette University in Wisconsin and Barry University in Florida as new clients.  The acquisition of ChoicePay will provide an acceleration of our growth in the utilities category.  In fact, we have already signed an additional large utility since we closed our acquisition of ChoicePay now giving us 11 of the top 100 utilities.

Each of the verticals we market to is large and the penetration of electronic payments is relatively light.  The market sizing estimates appears in Chart 10.

In addition to our extensive client base, we provide an extraordinary front-end capability that I believe is often misunderstood.  I am often asked to compare our performance to one of the major payment processors.  The question itself is misleading. In fact, we outsource the basic transaction processing to several of the major payment processors so that we and our clients can benefit from their scale efficiencies.  We bring deep domain expertise to the major billers by providing a sophisticated, highly tailored, turnkey payments platform and processing gateway.  Our payments platform utilizes multiple payment channels including the Internet, IVR, walk up payment,

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

and kiosks, and front-end applications including electronic bill presentment, installment plans, and white-labeling capability.  Our proprietary platform and our customer care services are designed to meet the specific demands of billers offering secure, multiple payment types and channel choices, and electronic receipts.  We are PCI and NACHA compliant and in addition undergo an annual comprehensive audit by the IRS.  Our clients choose us because we provide secure services that are extremely difficult and costly for them to provide themselves.  They view us as providing complex domain expertise that they do not have nor wish to develop on their own.  A pictorial of how we interface to the payments processing networks appears in Chart 11.

Since our last call, we have made some good progress in developing new products and payment services.  We are pleased to have launched in January a pilot for a flat convenience fee for Federal and State income and business tax payments made on a Visa Consumer debit card.  This test is consistent with our long-term strategy of building consumer acceptance and utilization of our services by adding, among other things, new payment options.  For example, during FY 2008, more than 200 of our current clients added the ACH payment capability through our service. This year we have accelerated the pace with 57 additional signings in the first quarter.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

While we would like to be more precise about our revenue forecast, current economic conditions are unprecedented and severe, and we have no historical, factual basis to forecast the coming tax season.  We expect to have a more accurate assessment of the 2009 and 2010 situation once we are further along in the upcoming income tax season.  We know of no proven method to forecast balance due payments for Federal Income Tax on April 15.  We are well prepared for the April income tax season operationally, and because of its overall contribution to our total business, our performance in April will have a major impact on our total fiscal year.  While we are watching every trend in our income tax business, I am pleased to say that our non-government businesses, especially Higher Education and Utilities, continue to perform well.  Our utilities business, with the addition of ChoicePay, is now a major vertical for us and we are pleased with our growth and our sales prospects.  And at present, our Property tax performance is running to forecast.

In the first quarter we signed 114 new EPP accounts.  Some of the larger accounts that were signed in the first quarter include Snohomish County, WA and a significant expansion of our relationship with the State of Mississippi.  In Snohomish, we will process property tax payments and in Mississippi we will process corporate tax and 10 other tax types.  Our strong client

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Moderator: Ronald Rossetti

satisfaction is confirmed by a number of major account renewals, including the State of Louisiana and the District of Columbia.

We are also making substantial progress in increasing customer adoption and usage.  Our efforts to build customer relationships continue to pay off as we added 48,000 new customers in our “My Account” feature during the first quarter, bringing us to more than 850,000 customer account relationships at quarter end.  On January 1, we launched a new OfficialPayments.com website which provides persistent presence of our “My Account” service.  With the new website, our "My Account" registrations tripled in January 2009 over January of 2008.  In fact, we added as many registrations in January as in the entire prior quarter.  A screen shot of our new website appears in Chart 12.   We have begun to leverage these online relationships to encourage and cross sell our products and services through new e-mail and online marketing initiatives.

I look forward to talking more about our focused payments company and addressing your questions.

For now, I'll turn the call over to Ron Johnston to discuss the first quarter results; and then we'll open the call for Q&A.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Ron Johnston:	Thanks, Ron.

During this call I will address the general operating results for the quarter ended December 31, 2008, and related EPP operating results.  Additionally, I will discuss our announced stock repurchase program.

Our business is divided into Continuing and Discontinued Operations. Included in our Continuing Operations are our core EPP business and businesses that are winding down.

Revenues from Continuing Operations for the quarter grew 2.7%, to $29.7 million as compared to $28.9 million in the same quarter last year.  We are pleased to report growth in our utilities, sales and use tax, and property tax categories.  Revenues from our income tax and K-12 education categories were below year ago levels.  The difficult economic conditions contributed to the income tax decrease while fewer transactions were processed in K-12 education primarily due to the loss of a contract during Fiscal Year 2008.

During the quarter, we processed over $1.7 billion of payments, which represents a 10.0%, increase versus the same quarter last year. This total increase was driven by a 1.9% increase in transaction volume and a 7.9% increase in average payment

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Moderator: Ronald Rossetti

size.  The increase in payment size was predominantly in the Higher Education vertical.

Our Wind-down Operations contributed $1.5 million in revenues for the current quarter.

Revenues from Continuing Operations for the quarter exceeded direct cost by 23.2 % compared to 27.4% in the same quarter a year ago.

On the expense side, direct costs for the quarter were $22.4 million, up 0.8% versus the same quarter a year ago. Costs in our EPP business increased 3.4% primarily due to a $0.7 million addition of interchange fees that resulted from the 10.0 % increase in dollar volumes processed for this business.

Gross margin for Continuing Operations, which we calculate by subtracting our direct costs from our revenues, was 24.6% for the quarter which is 1.4% higher than the same quarter last year.  Gross margin in our EPP business was 22.7%, down approximately (180) basis points from the same period last year.  Some price compression and mix of cards with higher interchange fees used by customers contributed to this decrease in gross margin.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

General and administrative expenses for Continuing Operations were $6.6 million for the quarter, down 6.7% compared to the same quarter last year. The decrease in G&A was attributable primarily to cost-cutting initiatives in all departments.

Selling and marketing expenses in Continuing Operations were $1.3 million for the quarter, down 37.7%. We are focusing our efforts on the EPP business and streamlining sales and marketing programs.

Net interest income was $0.3 million for the quarter; about $0.7 million or 68.6% less than the same quarter last year, which reflects a decrease in interest rates.

Turning to our Discontinued Operations, I am pleased to report the sale of our Financial Management Systems unit in November.  As Ron noted, we have signed an agreement to sell our Unemployment Insurance business.  For the quarter we recorded an impairment charge related to our Unemployment Insurance unit of $2.6 million and a loss on the sale of our Financial Management Systems unit of $400 thousand.

Net loss from Continuing Operations was ($1.9) million or a loss of ($0.10) per fully diluted share. Net loss from Discontinued Operations net of income taxes was ($ 3.3) million in the quarter

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Moderator: Ronald Rossetti

compared to $1.4 million net income in the same quarter a year ago predominately due to asset impairment charges.

Our net loss per fully diluted share in the quarter was ($ 0.26) compared to a loss of ($ 0.07) per fully diluted share in the same quarter last year.

Our financial condition and balance sheet remain strong with cash and marketable securities of $ 84.5 million at December 31, 2008.  That figure is comprised of cash and cash equivalents and investments in marketable securities of $ 77.1 million and restricted investments of $ 7.4 million. Restricted investments include $1.4 million pledged in connection with performance bonds primarily in our PSSI segment and $6.0 million pledged as the compensating balance for an ACH banking service relationship in our EPP segment.

In the quarter, we entered into a settlement agreement with UBS, our investment bank, with regard to our Auction Rate Securities.  Per the terms of the agreement, we received Rights from UBS permitting us to sell our Auction Rate Securities at par to them beginning June 30, 2010 through July 2, 2012.  UBS may also redeem auction rate positions at any time for par if issuers refinance or call these securities.  In connection with our acceptance of the Rights offer, we transferred our Auction Rate Securities classification from available-for-sale to trading

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Moderator: Ronald Rossetti

securities.  This transfer reflects management’s intent to exercise the Rights.  The transfer of our Auction Rate Securities to trading securities resulted in us recognizing a loss of ($4.9) million from a mark-to-model calculation that was offset with income of $4.8 million recorded as the estimated fair value of the Rights instrument.

In January 2009, we announced a stock repurchase program, which authorizes the repurchase of up to $15.0 million of our company stock in the open market.  We intend to fund this program using the proceeds from the liquidation of, or borrowing against Auction Rate Securities or other corporate assets.

Lastly, I want to mention that our 10-Q has been filed with the Securities and Exchange Commission.  We encourage all of you to review the statements and footnotes in order to better understand our current operations.

Now I would like to turn the call back over to Ron.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

Ronald Rossetti:	Thanks Ron.

In summary, what I’d like you to take away from this call are the following key messages:

•
Your Board and management are focused on enhancing value for all stockholders by executing on our strategic plan.  In addition, management and the Board constantly evaluate strategic initiatives that might create value for our shareholders.  Nothing is off the table.

•
On January 21, 2009 in spite of the illiquidity in the capital markets today, the Board approved and we announced a $15 million share buyback program.  The Board was comfortable in taking this action based upon the completion of the divestitures, the current liquidity we believe is in the Auction Rate Securities through the UBS Rights Offering and other corporate assets combined with the company’s projections that it can operate on an EBITDA positive basis.

•	The Company has substantially completed the restructuring program. It was a long, arduous process and we are now able to focus on being a single, pure-play electronic payments solution company.

•	We estimate that the completion of the restructuring will allow us to reduce our SG&A expenses by more than $4.0 million from Fiscal Year 2008 to Fiscal Year 2009.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

As I noted earlier, the full impact of these savings will be felt in the fourth quarter of this year and allow us to run at a much lower cost in Fiscal Year 2010.  We are confident that we will see continual cost efficiencies driven by moving to a single platform in 2010 and other technological enhancements.

•
The acquisition of ChoicePay not only gave us another strong vertical market, that was immediately accretive, but it also provides a modern platform base to build upon.  This will allow us to provide products and services more rapidly, consolidate our engineering and technology functions more quickly, and to scale our business more efficiently.

•
In light of the progress on the restructuring and the acquisition of ChoicePay, our job now is to focus on executing the strategic plan  We have put a new management team in place that is confident and highly capable of executing on that plan.  Biographical summaries of each appear in Chart 13.

•
Everyone on this call knows how serious the economic environment is.  Notwithstanding the environment, we are seeing increasing demand for electronic payment solutions.  And we believe that the initiatives that we are pursuing offer the best means for increasing the Company’s value for all stockholders.

TIER TECHNOLOGIES
Moderator: Ronald Rossetti

As always, I wish to thank our long-term investors for your continued support of your Company.

Liz Bowman:	At this time we’d like to open up to call to Q&A.
_________________________________________________

Liz Bowman:
Thank you, Ron.  As I mentioned at the beginning of this call a copy of the text of this call and accompanying Charts are posted in the Investor Relations section of our website at www.tier.com.  We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our CFO, Ron Johnston, at 571-382-1333 or rjohnston@tier.com.  Thank you.  This concludes our earnings release call for First Quarter Fiscal Year 2009 for Tier Technologies.